PRESS RELEASE

Dynamic Ventures Corporation enters into a long-term agreement that brings $50 million annual sales opportunity for wholly owned subsidiary EZ-Build.

Scottsdale, AZ -- 09/14/10 – Dynamic Ventures Corp. (OTC:BB: DYNV), announced today that it has entered into a long term agreement with One Tree Development Inc. for rights to market and distribute the EZ-BUILD System to both commercial and residential construction nationally and internationally.  One Tree maintains offices in Minneapolis, MN and New York, NY.

One Tree is a corporation formed for the purpose of offering energy-efficient and cost-saving building products and services that enable development clients to achieve their construction goals by exclusively offering EZ-Build’s eco-friendly systems.

The annual sales opportunity for EZ-Build Systems is over $50 million in the Northeast and Midwest markets of the United States alone.  One Tree will provide market development and commercialization activities, including advertising, estimating, market education and value engineering, etc. Under terms of the Agreement, One Tree will provide Dynamic with a consistent pipeline of business. They are currently in final negotiations on several Letters of Intent totaling $28 million in sales of energy-efficient building products and services to be contracted in 2010.

One Tree and EZ-Build‘s sales and marketing agreement provides opportunities to further the sustainable building movement and create both short term and long term jobs nationwide. One Tree works with developers in the areas of Affordable Housing, Senior and Assisted living, Student Housing, Military Housing, Hospitality, Education, Retail, and Resort Communities.

"EZ-Build has a record of fast tracking the building process and saving builders and owners time and money while providing eco-friendly, top quality building products.  Our reputation for quality and EZ-Build’s proven systems makes this the perfect partnership to drive the adoption of Green building products as industry standard." said Theo Chalgren, President and CEO of One Tree.

"The sales and marketing agreement represents our second partnership with a market leading company of substantive size. Strategically aligning with leaders, such as One Tree allows us to leverage the relationships and expertise of their organizations to increase the use of EZ-Build systems in the construction industry.  This exposure, and the momentum it creates, will ultimately lead to better building practices, faster completion of projects, and reduced building costs," said Paul Kalkbrenner, CEO of Dynamic Ventures.

"One Tree Development furthers our distribution" said Al Cain, President of EZ-Build, a business unit of Dynamic Ventures. "It's a brilliant fit, and will provide Dynamic with an established pipeline of business."

"EZ-Build is a well recognized brand, with a loyal customer base and solid reputation," said Chalgren.  "We look forward to working with their staff in order to expand our market share."

About The Company:

Dynamic Ventures Corporation, soon to be renamed Bundled Builder Solutions, Inc., develops and markets efficient construction solutions for residential and commercial buildings.  Its EZ-Build subsidiary offers a turnkey solution enabling the firm to custom design, manufacture and install complete LEED certified structures. The overall energy efficient, affordable, green, easy and quick construction approach offered by the EZ-Build system is unique in the industry.

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

For more information on Dynamic Ventures Corp, the EZ-Build system, or this release, contact Dave Brown 480-968-0207 or visit www.ez-build.com or www.BBSIAZ.com.